                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K/A

                               CURRENT STATEMENT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        Date of Report (date of earliest
                       event reported):  November 29, 2000

                                 JFAX.COM, Inc.
             (Exact name of Registrant as specified in its charter)

   Delaware                     0-25965                   51-0371142
   (State of                   (Commission              (I.R.S. Employer
incorporation)                   Number)               Identification No.)


                             6922 Hollywood Blvd.
                                   Suite 900
                        Los Angeles, California  90028
                   (Address of principal executive offices)

                                (323) 860-9200
             (Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets (As previously stated in Form 8-K filed on December 7, 2000)

(a) Effective November 29, 2000, JFAX.COM Merger Sub, Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of j2 Global Communications, Inc. (the "Registrant") merged (the "Merger") with and into eFax.com, Inc., a Delaware corporation ("eFax"), pursuant to an Agreement and Plan of Merger dated as of July 13, 2000 among the Registrant, Merger Sub and eFax (the "Merger Agreement"). eFax was the surviving corporation in the Merger and became a wholly-owned subsidiary of the Registrant.

     At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of common stock, par value $0.01 per share, of eFax (the "eFax Common Stock") was converted into the right to receive 0.266 (the "Exchange Ratio") of a share of common stock, par value $0.01 per share, of the Registrant (the "j2 Common Stock"). Any eFax Common Stock owned by the Registrant, Merger Sub or any other direct or indirect subsidiary of Registrant, or owned by eFax or any direct or indirect subsidiary of eFax (collectively, the "Excluded Shares"), were cancelled and retired without being so converted. Holders of eFax Common Stock who would otherwise receive fractional shares of j2 Common Stock, instead are entitled to receive a cash payment for their fractional share interests.

     At the Effective Time, the Registrant assumed the obligations of eFax with respect to each option to purchase eFax Common Stock outstanding immediately before the Merger under the eFax 1997 Directors' Stock Option Plan, the eFax 1989 Stock Option Plan, and the eFax 1995 Stock Plan. In connection with the Merger, each assumed option was converted into an option to purchase, on the same terms and conditions as were applicable to such converted option, a number of shares of j2 Common Stock equal to the number of shares of eFax Common Stock underlying the converted option multiplied by the Exchange Ratio, at an exercise price equal to the exercise price of the converted option divided by the Exchange Ratio.

     In connection with the Merger, and effective one day thereafter, the Registrant filed an amendment to its certificate of incorporation to change its name to j2 Global Communications, Inc. from JFAX.COM, Inc.

     In the Registrant's Registration Statement on Form S-4 (Registration No. 333-44676), as amended by pre-effective Amendments No. 1 and No. 2, which was declared effective by the Securities and Exchange Commission on October 20, 2000 (as amended, the "Registration Statement"), sets forth certain information regarding the Merger, the Registrant and eFax. Such information in the Registration Statement includes, but is not limited to, information regarding the terms of the Merger, a description of the assets involved, the nature and amount of consideration paid by the Registrant therefor, the method used for determining the amount of such consideration, the nature of any material relationship between eFax and the Registrant, any affiliate, director or officer of the Registrant or any associate of any such director or officer, the nature of the Registrant's business and eFax's business and the Registrant's intended use of the assets acquired in the Merger. The Registration Statement, including the copy of the Merger Agreement filed as an exhibit thereto, is incorporated herein by reference.

Item 7.   Financial Statements and Pro Forma Financial Information

                                                                        Page No.
(a)  Financial Statements of eFAX.Com

     Report of Independent Accountants                                      5

     Balance Sheets as of December 31, 1999 and 1998                        6

     Statements of Operations for the three years ended December 31, 1999   7

     Statement Shareholders Equity (Deficiency) for the three years ended
        December 31, 1999                                                   8

     Statement of Cash Flows for the three years ended December 31, 1999    9

     Notes to Financial Statements                                         10

(b)  Unaudited Pro Forma Financial Information

     Basis of Presentation

     Unaudited Pro Forma Condensed Combining Statement of Operations for the year ended December 31, 1999

     Unaudited Pro Forma Condensed Combining Statement of Operations for the nine month ended September 30, 2000

     Basis of Presentation for Unaudited Pro Forma Condensed
     Combining Financial Statements

     The accompanying unaudited pro forma condensed combining financial statements of JFAX.COM, Inc. and eFax.com give retroactive effect to the acquisition which is being accounted for as a purchase and, as a result, the unaudited pro forma condensed combining balance sheet is presented as if the companies had combined as of December 31, 1999 and unaudited pro forma combining statement of operations is presented as if the combining companies had been combined for the year then ended and for the nine months ended September 30, 2000. These unaudited pro forma condensed combining financial statements may not be indicative of the results that actually may be obtained in the future. The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical consolidated financial statements of JFAX.COM, Inc. and eFax.com.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of eFax.com:

We have audited the accompanying consolidated balance sheets of eFax.com and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the years ended December 31, 1999, 1998, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of eFax.com and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998, and 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company's recurring losses from operations, among other factors, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

San Jose, California
January 24, 2000
(April 5, 2000 as to Note 16)

                           EFAX.COM AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                      December 31, December 31,
                                                          1999         1998
                                                      ------------ ------------
                       ASSETS
                       ------

Current assets:
  Cash and cash equivalents..........................   $  1,752     $  1,305
  Short-term investments.............................      2,988        2,808
  Trade receivables, net of allowances of: $262 in
   1999 and $277 in 1998.............................      2,414        4,402
  Inventories........................................      1,698        4,519
  Prepaid expenses...................................        507          247
                                                        --------     --------
    Total current assets.............................      9,359       13,281
Property, net........................................      2,253        1,339
Other assets.........................................      3,896        1,595
                                                        --------     --------
    Total assets.....................................   $ 15,508     $ 16,215
                                                        ========     ========

        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------

Current liabilities:
  Accounts payable...................................   $  4,404     $    777
  Accrued liabilities................................      2,044        1,576
  Restructuring reserve..............................        605          --
  Current deferred revenue...........................        360          --
                                                        --------     --------
    Total current liabilities........................      7,413        2,353
                                                        --------     --------
Deferred revenue.....................................         25           25

Commitments and contingencies (Notes 7 and 16)

Stockholders' equity:
  Convertible preferred stock, $0.01 par value;
   5,000,000 shares authorized, shares outstanding:
   1,500 in 1999 and none in 1998....................      7,467          --
  Common stock, $0.01 par value; 35,000,000 shares
   authorized, shares outstanding: 13,012,130 in 1999
   and 11,873,711 in 1998............................        130          119
  Additional paid-in capital.........................     48,342       42,946
  Warrants...........................................      7,098          --
  Accumulated other comprehensive income.............         (7)         --
  Accumulated deficit................................    (54,960)     (29,228)
                                                        --------     --------
    Total stockholders' equity.......................      8,070       13,837
                                                        --------     --------
    Total liabilities and stockholders' equity.......   $ 15,508     $ 16,215
                                                        ========     ========

                See notes to consolidated financial statements.

                           EFAX.COM AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                         Year Ended   Year Ended   Year Ended
                                        December 31, December 31, December 31,
                                            1999         1998         1997
                                        ------------ ------------ ------------
Revenues:
  Product..............................   $ 18,817     $23,385      $16,281
  Software and technology license
   fees................................      3,629       5,069        4,493
  Development fees.....................      1,059       1,779        2,246
  eFax services........................      1,200         --           --
                                          --------     -------      -------
    Total revenues.....................     24,705      30,233       23,020
                                          --------     -------      -------
Costs and expenses:
  Cost of product revenues.............     13,540      16,005       11,886
  Inventory write-down--hardware
   products............................      1,060         --           --
  Cost of software and license fees....        584         710          770
  Cost of eFax services................      2,400         --           --
  Research and development.............      6,188       5,445        5,355
  Selling and marketing................     19,972       7,267        6,046
  General and administrative...........      5,320       2,592        3,031
  Restructuring costs..................        872         --           --
  Acquisition and related expenses.....        --          --         2,106
                                          --------     -------      -------
    Total costs and expenses...........     49,936      32,019       29,194
                                          --------     -------      -------
Loss from operations...................    (25,231)     (1,786)      (6,174)
                                          --------     -------      -------
Other income (expense), net:
  Interest income......................        433         320          310
  Interest expense.....................        --           (1)        (120)
  Other income (expense)...............        (98)         46          (79)
                                          --------     -------      -------
    Total other income, net............        335         365          111
                                          --------     -------      -------
Loss before income taxes...............    (24,896)     (1,421)      (6,063)
Provision for income taxes.............         67          80           96
                                          --------     -------      -------
Net loss...............................    (24,963)     (1,501)      (6,159)
Series A Convertible Preferred Stock
 dividends.............................       (769)        --           --
Series P Redeemable Preferred Stock
 dividends.............................        --          --           (68)
                                          --------     -------      -------
Net loss applicable to common
 stockholders..........................   $(25,732)    $(1,501)     $(6,227)
                                          ========     =======      =======
Net loss per share:
  Basic................................   $  (2.04)    $ (0.13)     $ (0.84)
                                          ========     =======      =======
  Diluted..............................   $  (2.04)    $ (0.13)     $ (0.84)
                                          ========     =======      =======
Shares used in computation:
  Basic................................     12,585      11,784        7,389
                                          ========     =======      =======
  Diluted..............................     12,585      11,784        7,389
                                          ========     =======      =======

                See notes to consolidated financial statements.

                           EFAX.COM AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                     (in thousands, except share amounts)

                     Convertible                                              Accumulated
                   Preferred Stock      Common Stock     Additional              Other
                  ------------------  ------------------  Paid-in            Comprehensive Accumulated           Comprehensive
                    Shares    Amount    Shares    Amount  Capital   Warrants Income (Loss)   Deficit    Total        Loss
                  ----------- ------  ----------  ------ ---------- -------- ------------- ----------- --------  -------------
Balances,
January 1,
1997............    6,293,978 $   63   1,789,086   $ 18   $21,317   $   --       $--        $(22,259)  $   (861)
Net loss and
comprehensive
loss............          --     --          --     --        --        --        --          (6,159)    (6,159)   $ (6,159)
                                                                                                                   ========
Employee Stock
Purchase Plan...          --     --       16,948    --         77       --        --             --          77
Exercise of
Common Stock
Options.........          --     --      105,374      1        27       --        --             --          28
Exercise of
Common Stock
Warrants........          --     --      516,782      5       269       --        --             --         274
Cumulative
dividends on
Series F
Convertible
($240) and
Series P
Redeemable ($68)
Preferred
Stock...........          --     --          --     --        240       --        --            (308)       (68)
Warrant
compensation
expense (Note
2)..............          --     --          --     --        625       --        --             --         625
Issuance of
Common Stock in
Connection with
Initial Public
Offering........          --     --    2,750,000     27    19,329       --        --             --      19,356
Conversion of
Convertible
Preferred Stock
to Common Stock
at IPO..........  (6,293,978)    (63)  6,293,978     63       --        --        --             --         --
Conversion of
Series F
Cumulative
Dividends.......          --     --      162,703      2        (2)      --        --             --         --
Issuance of
Common Stock for
DocuMagix
warrants........          --     --        2,190    --        --        --        --             --         --
Issuance of
Common Stock in
exchange for
DocuMagix
convertible
note............          --     --      103,853      1       999       --        --             --       1,000
Adjustment to
conform fiscal
year of
DocuMagix.......          --     --          469    --        --        --        --             999        999
                  ----------- ------  ----------   ----   -------   -------      ----       --------   --------
Balances,
December 31,
1997............          --     --   11,741,383    117    42,881       --        --         (27,727)    15,271
Net loss and
comprehensive
loss............          --     --          --     --        --        --        --          (1,501)  $ (1,501)   $ (1,501)
                  =========== ======  ==========   ====   =======   =======      ====       ========   ========    ========
Employee Stock
Purchase Plan...          --     --       51,492    --        157       --        --             --         157
Exercise of
Common Stock
Options.........          --     --       53,245      1        21       --        --             --          22
Exercise of
Common Stock
Warrants........          --     --       67,591      1        (1)      --        --             --         --
Repurchase of
Common Stock....          --     --      (40,000)   --       (112)      --        --             --        (112)
                  ----------- ------  ----------   ----   -------   -------      ----       --------   --------
Balances,
December 31,
1998............          --     --   11,873,711    119    42,946       --        --         (29,228)    13,837
Comprehensive
income--Net
loss............          --     --          --     --        --        --        --         (24,963)   (24,963)   $(24,963)
Other
comprehensive
income, net of
tax--change in
net unrealized
loss from short-
term
investments.....          --     --          --     --        --        --         (7)           --          (7)         (7)
                  ----------- ------  ----------   ----   -------   -------      ----       --------   --------    --------
Comprehensive
loss............                                                                                                   $(24,970)
                                                                                                                   ========
Sale of
Convertible
Preferred
Stock...........        1,500  7,467         --     --        --      6,697       --             --      14,164
Employee Stock
Purchase Plan...          --     --       32,108    --        124       --        --             --         124
Exercise of
Common Stock
Options.........          --     --      666,864      7     1,280       --        --             --       1,287
Exercise of
Common Stock
Warrants........          --     --      281,855      3       117       --        --             --         120
Issuance of IGC
SW development
shares..........          --     --       30,000    --        208       --        --             --         208
Issuance of
Common Stock for
trademark
settlement......          --     --      127,592      1     1,999       --        --             --       2,000
Issuance of
Warrants........          --     --          --     --        --        401       --             --         401
Issuance of
options to
consultants.....          --     --          --     --        301       --        --             --         301
Accelerated
vesting of
options.........          --     --          --     --      1,367       --        --             --       1,367
Dividends on
Preferred
Convertible
Stock...........          --     --          --     --        --        --        --            (769)      (769)
                  ----------- ------  ----------   ----   -------   -------      ----       --------   --------
Balances,
December 31,
1999............        1,500 $7,467  13,012,130   $130   $48,342   $ 7,098      $ (7)      $(54,960)  $  8,070
                  =========== ======  ==========   ====   =======   =======      ====       ========   ========

                See notes to consolidated financial statements.

                           EFAX.COM AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                           Year Ended   Year Ended   Year Ended
                                          December 31, December 31, December 31,
                                              1999         1998         1997
                                          ------------ ------------ ------------
Cash flows from operating activities:
 Net loss............... ...............   $(24,963)    $ (1,501)    $ (6,159)
 Adjustments to reconcile net loss to
  net cash used for operating
  activities:
 DocuMagix net loss for the quarter
  ended March 31, 1997..................         --           --           999
 Depreciation and amortization..........       1,345          705          539
 Gain (loss) on disposal of assets......         (61)           3          --
 Warrant compensation expense...........         --           --           625
 Provision for inventory reserves and
  loss on purchase commitment...........       1,060          350          292
 Issuance of Common Stock for service...         208          --           --
 Common Stock options--severance........       1,367          --           --
 Common Stock options--services.........         301          --           --
 Changes in assets and liabilities:
  Trade receivables.....................       1,988          418       (2,375)
  Inventories...........................       1,761         (840)      (1,769)
  Prepaid expenses......................        (260)          30         (115)
  Accounts payable......................       3,627         (895)        (819)
  Deferred revenue......................         360          (24)          49
  Accrued liabilities...................        (177)        (288)         578
  Provision for restructuring reserve...         605          --           --
                                           ---------    ---------    ---------
   Net cash used for operating
    activities..........................     (12,839)      (2,042)      (8,155)
                                           ---------    ---------    ---------
Cash flows from investing activities:
 Purchase of property...................      (1,916)        (604)        (742)
 Purchase of short-term investments.....      (3,004)     (10,044)      (3,024)
 Proceeds from sale of short-term
  investments...........................       2,817       10,260          --
 Increase in other assets...............        (182)        (532)        (783)
   Net cash used for investing
    activities..........................      (2,285)        (920)      (4,549)
Cash flows from financing activities:
 Proceeds from sale of Common Stock.....       1,407          179       19,735
 Repurchase of Common Stock.............         --          (112)         --
 Proceeds from issuance of notes
  payable...............................         --           --           500
 Repayment of notes payable.............         --           --          (950)
 Proceeds from Series A Convertible
  Preferred Stock, net..................      14,164          --           --
 Redemption of Preferred Stock-- Series
  P, net................................         --           --        (2,794)
                                           ---------    ---------    ---------
   Net cash provided by financing
    activities..........................      15,571           67       16,491
                                           ---------    ---------    ---------
Increase (decrease) in cash and cash
 equivalents............................         447       (2,895)       3,787
Cash and cash equivalents, beginning of
 year...................................       1,305        4,200          413
                                           ---------    ---------    ---------
Cash and cash equivalents, end of year..   $   1,752    $   1,305    $   4,200
                                           =========    =========    =========
Supplemental cash flow information:
 Interest paid..........................   $     --     $     --     $     120
                                           =========    =========    =========
 Taxes paid--foreign withholding........   $      33    $      52    $      96
                                           =========    =========    =========
Supplemental noncash investing and
 financial information:
 Warrant expense--service...............   $     399    $     --     $     --
 Conversion of Convertible Preferred
  Stock to Common Stock at Initial
  Public Offering.......................         --           --     $      63
                                           =========    =========    =========
 Conversion of accrued ESPP for purchase
  of Common Stock.......................   $     124          --           --
                                           =========    =========    =========
 Cumulative dividends on Series A
  Convertible Preferred Stock...........   $     769          --           --
                                           =========    =========    =========
 Cumulative dividends on Series F
  Convertible and Series P Redeemable
  Preferred Stock.......................         --           --     $     308
                                           =========    =========    =========
 Issuance of Common Stock in trademark
  settlement agreement..................   $   2,000          --           --
                                           =========    =========    =========
 Issuance of Common Stock in exchange
  for DocuMagix convertible note........         --           --     $   1,000
                                           =========    =========    =========

                See notes to consolidated financial statements.

                        EFAX.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 Years Ended December 31, 1999, 1998, and 1997

1. Nature of Business and Significant Accounting Policies

 Nature of Business

   On February 8, 1999 JetFax, Inc. changed its name to eFax.com, Inc. On December 16, 1999 eFax.com, Inc. changed its name to eFax.com. ("the Company"). The Company was incorporated in Delaware in August 1988 and since that time has engaged in the development, manufacture and sale of its branded multifunction products (MFPs) and entered into agreements with a number of manufacturers
(OEMs) of MFPs for the customization and integration of the Company's embedded system technology and desktop software in several OEM products. In February 1999, eFax.com changed the focus of the Company's business to Internet-related services, products and technologies. Concurrent with the change in focus, the Company discontinued its previous engagement in the development, manufacture and sale of its MFPs and embedded system technology. sale of its MFPs and embedded system technology.

   The consolidated financial statements have been prepared on a going concern basis, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's net loss of $25.7 million for the year ended December 31, 1999 and its working capital position of $1.9 million at December 31, 1999 raise substantial doubt regarding the Company's ability to continue as a going concern. In 1999, the Company's revenues were not sufficient to support its operations, and revenues will not be sufficient enough to support operations until such time, if any, that the Company's revenues from fee generating Internet-based services gain substantial market acceptance. The Company is currently in discussions with existing and potential investors to obtain additional financing and is considering other strategic alternatives (see Note 16). Management believes that these actions will allow the Company to continue as a going concern. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

 Fiscal Period End

   The Company operates on a 52-53 week reporting year ending on the first Saturday on or after December 31. Fiscal years 1999, 1998 and 1997 include 52 weeks. For presentation purposes, the Company refers to its reporting years ended January 1, 2000, January 2, 1999, and January 3, 1998, as ending on December 31, 1999, 1998, and 1997, respectively.

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Certain Significant Risks and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates include the level of the allowance for potentially uncollectible accounts receivable, reserves for inventories, accrued OEM licensing revenues, product development revenues recognized on the percentage-of-completion basis, accrued warranty costs, and a valuation allowance for net deferred tax assets.

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997


   The Company sells and licenses its products and technology primarily to end users (through independent distributors and dealers) and OEMs in the United States, Canada, Asia and Europe. In addition, the Company performs development services for certain of its OEMs. The Company performs ongoing credit evaluations of its customers' financial condition and limits its exposure to losses from bad debts by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral.

   Certain components used in the Company's products are available only from one source. In particular, the Company currently purchases its printer engine and certain semiconductor devices from separate single sources of supply. Any shortage or interruption in the supply of any of the components used in the Company's products, or the inability of the Company to procure these components from alternate sources on acceptable terms, could have a material adverse effect on the Company's business, financial condition and results of operations. The eFax.com network is currently based on 15 points of presence in the United States and in the United Kingdom. Each of eFax.com's points of presence is co-located with a telecommunications partner. The decentralization of the eFax.com network provides for greater reliability and reduces our dependence on any one supplier. In addition, by being geographically dispersed our network is less susceptible to network outages caused by either power interruptions or problems with telecommunications failures.

   The Company operates in a very dynamic industry. The Company believes that changes in any of the following areas could have a negative impact on the Company's future financial position and results of operations: the fact that the Company's markets are characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and enhancements, and the Company's ability to respond to such changes; the re-focus of its business model to Internet-based electronic document communications; the highly competitive nature of the markets for the Company's Internet-based services; the phase-out or early termination of the Company's branded products or OEM products incorporating the Company's technology; the Company's ability to attract and retain skilled personnel; and the quarterly variability in the Company's revenues.

 Foreign Currency Translation

   The Company's foreign subsidiary in Germany uses the U.S. dollar as the functional currency. Accordingly, assets and liabilities are translated using period-end exchange rates, except for inventories and property, plant and equipment, which are translated using historical rates. Revenues and costs are translated using historical rates. The resulting translation gains and losses are included in income as they are incurred. Foreign currency transaction gains and losses resulting from transactions denominated in other than the U.S. dollar are included in income as incurred. The Company's foreign loss for the year ended December 31, 1999 totaled $55,000 as compared to a gain of $19,000 for the year ended December 31, 1998 and a loss of $58,000 for the year ended December 31, 1997.

   On occasion, the Company enters into firm purchase contracts with suppliers that are denominated in a foreign currency. At December 31, 1997, the Company had Yen deposits of 115,000,000 which were designated as a hedge against Yen denominated firm purchase commitments; in September 1998 the Company closed its Yen account. The foreign currency gains and losses from the foreign currency deposit were recognized as an offset to the foreign currency gains and losses from the firm purchase commitment. At December 31, 1999 and 1998, respectively, the Company did not hold a hedge position against a foreign currency.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash equivalents, short-term investments and accounts receivable. Credit risk with respect to trade receivables is

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997

spread over a number of geographically diverse customers, who make up the Company's customer base. At December 31, 1999, two customers each accounted for 13% of total accounts receivable. At December 31, 1998 and 1997, one customer accounted for 30% and 35% of total accounts receivable, respectively.

 Cash Equivalents and Short-Term Investments

   Cash equivalents are highly liquid debt instruments acquired with an original maturity of three months or less. The recorded carrying amounts of the Company's cash and cash equivalents approximate their fair market value. Short-term investments are high quality financial instruments with an original maturity of three to fifteen months. The short-term investments are carried at cost, which approximates fair value.

 Accounts Receivable

   Accounts receivable include unbilled amounts of $400,000, $526,000, and $1,469,723 relating to development revenues at December 31, 1999, 1998, and 1997, respectively (see "Revenue Recognition" below).

 Inventories

   Inventories are stated at the lower of cost (first-in, first-out) or market. The Company's products typically experience short life cycles, and the Company estimates the market value of its inventory based on the anticipated selling prices adjusted for completion and selling costs. Should the Company experience a substantial unanticipated decline in the selling price of its products and/or demand thereof, a valuation adjustment and corresponding charge to operations could result. In addition, the Company uses subcontractors for the manufacture of certain of its products and/or components and occasionally enters into purchase commitments for such purchases. Consequently, the Company evaluates its exposure relative to such contracts and the estimated selling prices of the related products, adjusted for completion and selling costs, and accrues for losses, if anticipated.

 Property

   Property is stated at cost or, for items under capital lease, at the present value of future minimum lease payments at the lease inception. Depreciation and amortization are computed using the straight-line method over estimated useful lives of one to five years or the lease term, whichever is appropriate.

 Other Assets

   Other assets as of December 31, 1999, 1998 and 1997 include a minority investment in Oasis Semiconductor of $725,000, $725,000 and $325,000, respectively, (accounted for using the cost method) and intangible assets (acquired software, eFax license, licensing contracts and covenants not to compete) of $3,171,000, $870,000 and $1,021,000, net of accumulated amortization of $770,000, $488,000 and $205,000, respectively. Amortization of intangible assets is computed using the straight line method over the estimated useful life of five years.

 Long-Lived Assets

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

 Income Taxes

   The Company accounts for income taxes under an asset and liability approach. Deferred tax liabilities are recognized for future taxable amounts and deferred tax assets are recognized for future deductions net of a valuation allowance to reduce deferred tax assets to amounts that are more likely than not to be realized.

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997

 Revenue Recognition

   Revenues from product sales to resellers, international distributors, OEMs and end users are recognized upon shipment. OEMs, end users, and international distributors have no rights of return while resellers have limited return rights. Allowances for potential returns and exchanges from resellers are provided at the time of sale based on historical returns and exchange experience. The Company defers revenue on sales to domestic distributors and recognizes the revenue when the distributor sells the product to resellers. The Company provides a ninety day warranty for parts and service on its hardware products as well as ongoing technical support to the dealer network. The Company provides a limited amount of telephone technical support to its software customers. Estimated cost of warranty work is accrued when the revenue is recognized.

   The Company enters into development agreements with OEM customers for which it receives development fees with certain payments contingent upon attaining contract milestones. Development fee revenues are derived from customizing the Company's embedded system technology and software for inclusion in specific applications for its OEMs' products. The Company's development contracts with certain OEM customers have enabled the Company to accelerate its product development efforts. The Company classifies all development costs related to such contracts as research and development expenses because such development fees have only partially funded the Company's product development activities, and the Company generally retains ownership of the technology developed under these agreements. The agreements typically provide for license and royalty payments to the Company based on the OEM customers' subsequent use of the technology in their products. Revenues from product development agreements are recognized using the percentage of completion method. Estimates are reviewed and revised periodically throughout the lives of the contracts. Any revisions are recorded in the accounting period in which the revisions are made. Royalties are recognized as earned, and include OEM product licensing revenues which are primarily determined based on the number of OEM units sold. Such revenues are initially recorded based on an estimate of such number of units and are adjusted upon the receipt of actual unit sales data from OEMs in the accounting period in which the information is received.

   Revenues from the eFax service include sign-up fees, monthly recurring subscription fees and usage-based charges and are recognized as the services are provided. The Company pre-bills its customers for monthly recurring subscription fees and usage fees. In the event of customer cancellation of services, the Company refunds unearned amounts from subscription fees and usage fees to the customer. The Company provides a limited amount of customer support by email.

 Research and Development

   Research and development costs include costs and expenses associated with the design and development of new products. To the extent that such costs include the development of computer software, the Company follows the working model approach to determine technological feasibility of the software product. Costs incurred subsequent to establishing technological feasibility have been immaterial and, accordingly, all software development costs have been included in research and development expenses for the periods presented herein.

 Stock-Based Compensation

   The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees."

 Basic and Diluted Net Loss Per Share

   Basic and diluted net loss per share has been computed using the weighted average of common shares outstanding. Potential common shares issuable upon exercise of options, warrants, convertible preferred stock

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997

and redeemable preferred stock have been excluded from the computation during all periods presented as their effect is antidilutive due to the Company's net losses. Accordingly at December 31, 1999, options and warrants to purchase approximately 3,425,224 common shares at a weighted average exercise price of $8.95 per share and 709,640 shares issuable upon conversion of preferred stock have been excluded from the computation. At December 31, 1998, options and warrants to purchase approximately 2,530,000 common shares at a weighted average exercise price of $3.03 per share have been excluded from the computation. Such options and warrants will be included, using the treasury stock method, in periods where the Company reports net income and the average fair market value of the Company's common stock exceeds the exercise price. The net loss applicable to common stockholders and the shares used for the computation of basic and diluted loss per share are the same.

   The pro forma computation set forth below includes in the weighted average number of shares outstanding the 6,293,978 shares of common stock issued in connection with the IPO upon the automatic conversion of the outstanding convertible preferred shares. Because of the significant increase in outstanding common shares that occurred as a result of the conversion of convertible preferred stock, management believes that the pro forma computation of net loss per share provides a useful and more meaningful comparison of year to year per share data.

                                                                     Year Ended
                                                                    December 31,
                                                                        1997
                                                                    ------------
   Net loss applicable to common stockholders......................   $(6,227)
                                                                      =======
   Pro Forma net loss per share:
     Basic.........................................................   $ (0.61)
                                                                      =======
     Diluted.......................................................   $ (0.61)
                                                                      =======
   Shares used in pro forma computation:
     Basic.........................................................    10,170
                                                                      =======
     Diluted.......................................................    10,170
                                                                      =======

 Comprehensive Income

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires an enterprise to report, by major components and as a single total, the change in net assets during the period from non-owner sources. For the year ended December 31, 1999, the Company's comprehensive loss and net loss were $24,970,000 and $24,963,000, respectively. For the years ended December 31, 1998 and 1997, there were no differences between the Company's comprehensive loss and net loss. Consolidated statements of comprehensive loss for the year ended December 31, 1999, has been included within the consolidated statements of Revenue Recognition shareholders' equity and comprehensive loss.

 Disclosures about Segments of an Enterprise and Related Information

   The Company reports segment data pursuant to SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company operates in one reportable segment, within which are multiple product lines including internet-related services and legacy MFP and OEM products. Revenues and related costs of goods and services are recorded for internal management purposes as reflected in the accompanying Consolidated Statement of

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997

Operations. For internal management purposes, expenses below that level and related assets are not separately recorded and monitored.

 Accounting for Derivative Instruments and Hedging Activities

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedging accounting when certain conditions are met. The Company is required to adopt this statement in the first quarter of fiscal year 2001, with early adoption permitted. On a forward-looking basis, although eFax.com has not fully assessed the implications of this new statement, eFax.com does not believe adoption of this statement will have a material impact on eFax.com's financial position or results of operations.

   At December 31, 1999 and 1998 the Company held no derivatives or hedge positions.

   On occasion, the Company enters into firm purchase contracts with suppliers that are denominated in a foreign currency. The Company has occasionally purchased foreign currencies and held them during the contract term as a designated hedge of the purchase commitment. The foreign currency gains and losses from the foreign currency deposit are recognized as an offset to the foreign currency gains and losses from the firm purchase commitment.

   The Company purchases print engines for its Series M900 product line in Yen from Oki Data Corporation and includes exchange gains and losses related to Yen-based purchases and hedging activity in cost of goods sold. In order to reduce the potential volatility related to the ongoing Yen liability, the Company entered into a Yen hedge in August 1997. At December 31, 1997 the Company had Yen deposits of 115,000,000 which were designated as a hedge against Yen denominated firm purchase commitments. Given the considerable expense associated with maintaining the Yen hedge, coupled with the recent strengthening of the Yen in relation to the dollar, the Company decided to sell its Yen hedge in September 1998. Hedging activity generated a loss of $12,000 for the year ended December 31, 1998.

 Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. This bulletin summarizes certain interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant of the SEC in administering the disclosure requirements of the Federal securities laws in applying generally accepted accounting principles to revenue recognition in financial statements. Application of the accounting and disclosures desired in the bulletin is required by the second quarter of 2000. Although the Company has not fully assessed the implications of SAB No. 101, management does not believe adoption of this bulletin will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

2. Business Combinations

   On December 5, 1997, the Company acquired DocuMagix, Inc. ("DocuMagix") in a merger transaction pursuant to an Agreement and Plan of Reorganization (Agreement) entered into with DocuMagix on November 11, 1997. Under the Agreement, the Company issued 793,957 shares of its common stock in exchange for all outstanding common and preferred shares of DocuMagix, and all rights with respect to DocuMagix common stock under outstanding employee options were converted into rights with respect to the Company's common stock using the common stock exchange ratio of 0.004572. In addition, the Company issued 2,190 shares of its common stock to certain holders of DocuMagix warrants in exchange for such warrants and 103,853 shares of the Company's common stock were exchanged for $1.0 million of outstanding

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997

convertible notes payable by DocuMagix. The merger has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements for all periods have been restated to reflect the combined operations of the two companies.

3. Inventories

   Inventories consist of (in thousands):

                                                       December 31, December 31,
                                                           1999         1998
                                                       ------------ ------------
   Materials and supplies.............................    $  305       $1,982
   Work-in-process....................................       624           93
   Finished goods.....................................       769        2,444
                                                          ------       ------
     Total............................................    $1,698       $4,519
                                                          ======       ======

4. Property

   Property consists of (in thousands):

                                                       December 31, December 31,
                                                           1999         1998
                                                       ------------ ------------
   Furniture and fixtures.............................   $ 3,697      $ 1,816
   Software...........................................       563          501
   Leasehold improvements.............................       441          440
                                                         -------      -------
     Total............................................   $ 4,701      $ 2,757
   Accumulated depreciation and amortization..........    (2,448)      (1,418)
                                                         -------      -------
   Property, net......................................   $ 2,253      $ 1,339
                                                         =======      =======

5. Accrued Liabilities

   Accrued liabilities consist of (in thousands):

                                                     December 31, December 31,
                                                         1999         1998
                                                     ------------ ------------
   Compensation and related benefits................    $  684       $  632
   Acquisition related accruals.....................       --            22
   Royalties........................................        42           62
   Product warranty.................................        59           78
   Accrued Series A Convertible Preferred Stock
    dividends.......................................       769          --
   Other............................................       490          782
                                                        ------       ------
     Total..........................................    $2,044       $1,576
                                                        ======       ======

6. Line of Credit

   The Company's line of credit expired in August 1999 and was not renewed by the Company.

7. Lease Commitments

   The Company leases its primary facility under an operating lease expiring January 2003. Rent expense is recognized on a straight-line basis over the term of the lease. The lease agreement requires the Company to pay property taxes and maintenance costs. Additionally, the Company leases approximately 5,200 square feet in Santa Barbara, California for its software application organization and the one-year extension on the lease is set

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997

to expire July 31, 2001. The Company leases approximately 2,600 square feet in Beaverton, Oregon for additional software application personnel, and this lease expires April 2000. For the years ended December 31, 1999, 1998, and 1997, rent expense was $872,363, $572,000, and $523,000, respectively. Future minimum annual rental payments for facilities leases are: 2000, $563,000; 2001, $551,000; 2002, $551,000; 2003, $46,000; and none thereafter.

8. Stockholders' Equity

   In June 1997, the Company completed an initial public offering of 2,750,000 shares of its common stock (selling shareholders sold an additional 750,000 shares in the offering) at a price of $8.00 per share. Concurrent with the offering, each of the 6,293,978 shares of convertible preferred stock then outstanding were converted into the same number of common shares and the 344,350 shares of Series P Redeemable Preferred Stock were redeemed for $2.8 million from the proceeds of the offering. In addition, 389,512 shares of common stock were issued upon the net exercise of warrants, 127,270 shares of common stock were issued upon the exercise of other warrants and 162,703 shares of common stock were issued upon conversion of cumulative unpaid dividends on Series F Preferred Stock. In 1998, 67,591 shares of common stock were issued upon the net exercise of warrants. In 1999, the Company issued 1,500 shares of Convertible Preferred Stock.

 Preferred Stock

   The number of shares of preferred stock authorized to be issued is 5,000,000. The Board of Directors is authorized to issue the preferred stock from time to time in one or more series and to fix the rights, privileges and restrictions of the shares of such series. On May 10, 1999, eFax.com entered into a purchase agreement with an investor for the private placement of $15 million of Series A Convertible Preferred Stock which were not registered under the Securities Act of 1933, as amended, convertible into Common Stock based upon the five-day average stock price prior to closing which was $21.1375. The conversion price is subject to an adjustment after one year to the greater of the then current market price of the Common Stock or 60% of the initial conversion price. The agreement also includes 300,000 warrants exercisable at $23.25, a 10% premium to the Series A Convertible Preferred Stock conversion price. The Series A Convertible Preferred Stock includes an 8% dividend payable in cash or common stock at the option of eFax.com. The closing occurred on May 13, 1999. eFax.com has filed a registration statement for the resale of the shares of Common Stock acquired on conversion of the Convertible Preferred Stock and upon exercise of the warrants. Holders of the preferred shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Laws of the State of Delaware. The Company cannot declare or pay any cash dividend or distribution on the common stock without the prior express written consent of the holders of not less than two-thirds of the then outstanding preferred shares. In the event of a liquidation of the Company, the holders of the Series A Convertible Preferred Stock would be entitled to receive distributions in preference to the holders of the Common Stock. As of December 31, 1999, 1,500 shares of preferred stock were outstanding.

 Stock Option and Purchase Plans

   The Company has an employee stock option plan and a nonemployee director option plan under which the Company may grant options to purchase up to 4,400,000 and 270,000 shares of common stock, respectively. At December 31, 1999, 1,002,159 and 130,000 shares, respectively, remain available for future grant under these plans. The terms for exercising options are determined by the Board of Directors and options expire at the earlier of ten years and one month or such shorter terms as may be provided in each stock option agreement. In connection with the merger of DocuMagix (see Note 2), the Company assumed outstanding DocuMagix options using the common stock exchange ratio. At December 31, 1999, options to purchase 958 shares of the

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997

Company's common stock at a weighted average exercise price of $34.42 were outstanding pursuant to the DocuMagix options.

   Stock option activity and balances, excluding DocuMagix option activity, which is immaterial, are summarized as follows:

                                                                   Weighted
                                                                   Average
                                                       Number   Exercise Price
                                                      of Shares   Per Share
                                                      --------- --------------
   Balance, January 1, 1997.......................... 1,034,785     $0.54
   Granted (weighted average fair market value
    $3.04)........................................... 1,107,100      7.42
   Canceled..........................................  (73,509)      4.35
   Exercised......................................... (105,374)      0.27
                                                      ---------     -----
   Balance, December 31, 1997........................ 1,963,002     $4.29
   Granted (weighted average fair market value
    $2.04)...........................................   847,800      3.19
   Canceled.......................................... (720,408)      5.96
   Exercised.........................................  (53,245)      0.40
                                                      ---------     -----
   Balance, December 31, 1998........................ 2,037,149     $3.34
   Granted (weighted average fair market value
    $5.40)........................................... 2,189,527      8.87
   Canceled.......................................... (779,680)      1.93
   Exercised......................................... (666,864)      6.92
                                                      ---------     -----
   Balance, December 31, 1999........................ 2,780,132     $7.03
                                                      =========

                  Outstanding Options                    Exercisable Options
   ---------------------------------------------------------------------------
                      Number      Weighted    Weighted     Number     Weighted
     Range of     Outstanding at   Average    Average  Exercisable at Average
     Exercise      December 31,   Remaining   Exercise  December 31,  Exercise
      Prices           1999      Life (Years)  Price        1999       Price
     --------     -------------- -----------  -------- -------------- --------
        $ 0.20 -
          $ 0.30       93,254       6.25       $0.29       61,387      $0.29
   0.50 -   1.75      299,766       7.49        1.07      177,672       0.85
   2.75 -   5.88      864,295       8.56        2.92      252,789       2.89
   6.00 -   9.44      838,817       8.61        7.82      203,411       7.78
         11.81 -
           11.81      410,000       9.62       11.81          --        0.00
         12.31 -
           20.13      274,000       8.09       19.20       42,000      19.69
   -------------    ---------       ----       -----      -------      -----
        $ 0.20 -
          $20.13    2,780,132       8.49       $7.03      737,259      $4.49
   =============    =========       ====       =====      =======      =====

   The Company has reserved 500,000 shares of common stock for issuance pursuant to the 1997 Employee Stock Purchase Plan. The plan permits employees to purchase shares at 85% of the lower of the fair market value of the common stock at the beginning or end of each six-month offering period. During 1997, 1998 and 1999, 16,948, 51,492, and 32,108 shares, respectively, have been issued under the plan. At December 31, 1999, 399,436 shares are reserved for issuance under the plan.

   As discussed in Note 1, the Company uses the intrinsic value method specified by Accounting Principles Board Opinion No. 25 to measure compensation expense associated with issuing stock options and, accordingly, has recorded no such expense in the consolidated financial statements, as such issuances have been at the fair value of the Company's common stock at the date of grant.

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997


   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", (SFAS 123) requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of the year ended March 31, 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of the minimum value method for all periods prior to the initial public offering, and subsequently through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's stock option calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                  Employee Stock Options
                                          --------------------------------------
                                           Year Ended   Year Ended   Year Ended
                                          December 31, December 31, December 31,
                                              1999         1998         1997
                                          ------------ ------------ ------------
   Risk-Free Interest Rate...............     5.00%        5.36%        5.76%
   Stock Volatility*.....................      100%         100%          65%
   Expected Life (in years)..............      0.5            1            1
   Dividends.............................      --           --           --

  --------
  * 1997: 65% subsequent to public filing; 0% prior to public filing

   The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the stock-based awards (including awards under the Purchase Plan) had been amortized to expense over the vesting period of the awards, pro forma net loss available to common stockholders would have been $29,118,000 ($2.31 per share) for the year ended December 31, 1999, $3,262,000 ($0.28 per share) for the year ended December 31, 1998, and $6,706,000 ($0.91 per share) for the year ended December 31, 1997. However, because options vest over several years and grants prior to April 1, 1995 have been excluded from these calculations, the pro forma adjustments for the years ended December 31, 1999, 1998, and 1997 are not indicative of future period pro forma adjustments, assuming grants are made in those years, when the calculation will apply to all applicable stock options.

   As of December 31, 1999, the Company has reserved or otherwise committed to issue 645,092 shares of Common Stock upon exercise of warrants.

9. Income Taxes

   No federal and state income taxes were provided for the years ended December 31, 1998, December 31, 1997, and the nine months ended December 31, 1996 due to the Company's net losses. Foreign withholding taxes of approximately $52,000, $96,000 and $105,000 were paid during the years ended December 31, 1998, December 31, 1997, and the nine months ended December 31, 1996, respectively. The Company's effective tax rate differs from the federal statutory rate as follows (in thousands):

                                         Year Ended   Year Ended   Year Ended
                                        December 31, December 31, December 31,
                                            1999         1998         1997
                                        ------------ ------------ ------------
   Taxes computed at federal statutory
    rate of 35%.......................    $(8,760)      $(554)      $(2,156)
   Change in valuation allowance......      9,681         554         2,156
   Foreign withholding taxes..........         33          52            96
   Other..............................       (887)         28           --
                                          -------       -----       -------
     Total provision..................    $    67       $  80       $    96
                                          =======       =====       =======

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards. Significant components of the Company's net deferred income tax asset are as follows (in thousands):

                                                       December 31, December 31,
                                                           1999         1998
                                                       ------------ ------------
   Deferred tax asset:
     Net operating loss carryforwards.................   $ 15,844     $ 7,283
     Tax credit carryforwards.........................        643         277
     Accounts receivable allowances...................        120         110
     Depreciation.....................................         30          99
     Inventory valuation..............................        339         173
     Nondeducted expense accrual......................        527         201
     Warranty reserve.................................         23          31
     Capitalized research and development.............        440          68
     Vacation accrual.................................        190         140
     Other............................................         46         139
   Total deferred tax assets..........................     18,202       8,521
   Valuation allowance................................    (18,202)     (8,521)
                                                         --------     -------
                                                         $    --      $   --
                                                         ========     =======

   As a result of the Company's history of operating losses, management believes that the recognition of the deferred tax asset is considered less likely than not. Accordingly, the Company has fully reserved its net deferred tax assets as of December 31, 1999 and 1998. At December 31, 1999, consolidated net operating loss carryforwards of approximately $44.0 million and $14.0 million were available to offset future Federal and state taxable income, respectively, and research and development tax credits of $355,000 and $288,000 were available to offset future Federal and state income taxes, respectively. Current Federal and California tax law includes certain provisions limiting the annual use of net operating loss carryforwards in the event of certain defined changes in stock ownership. The Company's ability to utilize its net operating loss and tax credit carryforwards could be limited according to these provisions. Management believes such limitation could result in the loss of carryforward benefits which expire from 2004 through 2019. The use of the above loss carryforwards is dependent upon the Company's ability to achieve profitability. The Company's net operating loss carryforwards attributable to its DocuMagix subsidiary before its acquisition are limited according to these provisions to approximately $380,000 per year or approximately $5.7 million and $1.9 million in total through the applicable federal and California carryforward periods, respectively.

10. Employee Benefit Plan

   The Company has a 401(k) tax deferred savings plan for all eligible employees. Participants may contribute a percentage of their compensation, which may be limited by the plan administrator or applicable tax laws. The Company may make discretionary matching contributions. Such matching contributions were immaterial for the year ended December 31, 1999, 1998, and 1997.

11. Customer Information

   Three customers accounted for 11%, 13% and 13%, respectively, of total revenues for the year ended December 31, 1999. Two customers accounted for 18% and 16%, respectively, of total revenues for the year ended December 31, 1998. The same two customers accounted for 19% and 13%, respectively, of total revenues for the year ended December 31, 1997.

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997


12. Related Party Transactions

   Related party transactions and balances not otherwise disclosed herein were as follows (in thousands):

                                                       December 31, December 31,
                                                           1999         1998
                                                       ------------ ------------
   Sales to related party.............................     $--          $ 31
   Purchases from related party.......................      --           --

   The Company has also granted a stockholder a nonexclusive royalty-free license to utilize certain of its intellectual property.

13. Geographic Reporting

   The following is a summary of revenues by geographic region (in thousands):

                                           Year Ended   Year Ended   Year Ended
                                          December 31, December 31, December 31,
                                              1999         1998         1997
                                          ------------ ------------ ------------
   United States.........................   $21,258      $24,747      $16,386
   Europe................................     3,228        4,665        4,545
   Asia..................................       219          568        1,098
   Other.................................       --           253          991
                                            -------      -------      -------
     Total...............................   $24,705      $30,233      $23,020
                                            =======      =======      =======

  --------
  * Total revenues are attributed to countries based on "ship to" location of customer.

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997


14. Discontinued Product Lines and Related Restructuring Charges

   During January 2000, the Company restructured its operations to focus on the Internet communications services which it introduced in February 1999 by discontinuing efforts on the development and marketing of branded and licensed products and software solutions for the "multifunction product (MFP) market". In connection with the Company's announced decision to exit from the manufacturing of MFP products, the Company recognized in 1999 a $1.1 million write-down of inventory to reflect anticipated net realizable values of the inventory on hand. Also in connection with the Company's decision to exit from manufacturing MFP products, the Company recognized an $872,000 restructuring charge for the write-down of capital equipment, intellectual property and leasehold improvements, excess facilities accruals and severance costs. As a result, the Company substantially reduced its manufacturing work force and downsized its hardware manufacturing operations. The discontinuation and restructuring was substantially completed in the first quarter of 2000, during which an additional charge of $500,000 will be recognized. The Company recorded total charges of$1.9 million as follows:

                                          Total
                                      Restructuring             Balance at
                                         Charge     Utilized December 31, 1999
                                      ------------- -------- -----------------
                                                   (in thousands)
   Write-down of inventory...........    $  826      $  826        $--
   Reserve for estimated cost of
    purchase commitments.............       234         --          234
                                         ------      ------        ----
     Subtotal........................     1,060         826         234
                                         ------      ------        ----
   Write-down of machinery and
    equipment........................       312         312         --
   Reserve for estimated lease
    costs............................       171         --          171
   Reserve for estimated severance
    costs............................       169          22         147
   Write-down of acquired
    technology.......................       167         167         --
   Reserve for estimated post-
    warranty technical
    support costs....................        53         --           53
                                         ------      ------        ----
     Subtotal........................       872         501         371
                                         ------      ------        ----
                                         $1,932      $1,327        $605
                                         ======      ======        ====

   Included in the fourth quarter 1999 write-downs is a $312,000 charge related to the net loss on disposal of machinery and equipment and leasehold improvements which was written down to fair market value in accordance with SFAS No. 121, "Accounting for Impairment of Long-Live Assets and for Long-Lived Assets to be Disposed Of."

   The Company anticipates substantially all accrued severance and benefits will be paid within one year.

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997


15. Quarterly Results--Unaudited

                                                Three Months Ended
                                       --------------------------------------
                                       Mar. 31,  June 30,  Sept. 30, Dec. 31,
                                         1999      1999      1999      1999
                                       --------  --------  --------- --------
                                         (in thousands, except per share
                                                     amounts)
   Total revenues..................... $ 7,770   $ 6,283    $ 6,149  $  4,503
   Loss from operations............... $(1,314)  $(6,229)   $(7,476) $(10,212)
   Net loss applicable to common
    stockholders...................... $(1,292)  $(6,383)   $(7,618) $(10,439)
   Net loss per share:
     Basic............................ $ (0.11)  $ (0.51)   $ (0.59) $  (0.83)
     Diluted.......................... $ (0.11)  $ (0.51)   $ (0.59) $  (0.83)
   Shares used in computing per share
    amounts:
     Basic............................  12,009    12,538     12,854    12,939
     Diluted..........................  12,009    12,538     12,854    12,939

                                                  Three Months Ended
                                         -------------------------------------
                                         Mar. 31,  June 30, Sept. 30, Dec. 31,
                                           1998      1998     1998      1998
                                         --------  -------- --------- --------
                                           (in thousands, except per share
                                                       amounts)
   Total revenues....................... $ 7,698   $ 7,722   $ 7,748  $ 7,064
   Income (loss) from operations........ $(1,325)  $    64   $   (85) $  (441)
   Net income (loss) applicable to
    common stockholders................. $(1,289)  $   114   $    37  $  (365)
   Net income (loss) per share:
     Basic.............................. $ (0.11)  $  0.01   $  0.00  $ (0.03)
     Diluted............................ $ (0.11)  $  0.01   $  0.00  $ (0.03)
   Shares used in computing per share
    amounts:
     Basic..............................  11,741    11,755    11,806   11,834
     Diluted............................  11,741    13,136    12,838   11,834

  --------
  * See "Basic and Diluted Net Loss Per Share" in Note 1 for the determination of the number of shares used in computing net loss per share in accordance with the adoption of SEC Staff Accounting Bulletin No. 98.

16. Subsequent Events

   On April 5, 2000, the Company entered into a letter of intent and a loan commitment letter with JFAX.COM, Inc., a unified Internet communications company, in which:

  . The Company and JFAX.COM established the principal terms for a potential merger of the Company and JFAX.COM.

  . JFAX.COM agreed to lend the Company $5 million. The loan will have an interest rate of 13% and a maturity date of August 31, 2000, subject to adjustment which could increase the maturity date by up to 60 days.

  . The Company agreed to grant to JFAX.COM a warrant to acquire 250,000 shares of the Company's common stock. The warrant will have a term of two years and will be exercisable at the market price of the Company's common stock on the date of grant, but the exercise price will reset to $1.00 per share if the proposed merger of the Company and JFAX.COM does not occur. The warrant is expected to be granted prior to April 15, 2000.

                        EFAX.COM, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1999, 1998, and 1997


  . The Company agreed to grant to JFAX.COM a warrant with a term of two years and an exercise price of $1.00 per share of the Company's common stock. The warrant will be granted if the merger between the Company and JFAX.COM does not occur. The warrant will be for 750,000 shares of the Company's common stock if JFAX.COM terminates the merger discussions, other than following a material breach of the letter of intent by the Company, prior to the execution of a definitive merger agreement, or if the definitive merger agreement is terminated because JFAX.COM's shareholders fail to approve the merger or JFAX.COM materially breaches the definitive merger agreement. The warrant will be for 1,750,000 shares of the Company's common stock if the merger does not occur for any reason not discussed in the preceding sentence.

   Prior to the execution of a definitive purchase agreement, neither the Company nor JFAX.COM is required to complete the merger. In the merger, approximately 18.5 million shares of JFAX.COM common stock will be issued to the current holders of the Company's common and preferred stock. The number of shares of JFAX.COM common stock to be received will be subject to downward adjustment based on potential fluctuations in the price of JFAX.COM common stock. The formula for determining the consideration to be received by the Company's common and preferred stockholders is included in Exhibit 2.1 to this report. JFAX.COM would be the surviving corporation in the merger. On April 5, 2000, the Company and the current holders of all of its shares of Series A Convertible Preferred Stock entered into an exchange agreement under which the holders agreed to exchange all of their outstanding shares of Series A Convertible Preferred Stock for a new Series B Convertible Preferred Stock. The Series B shares have a stated value which reflects the 25% premium that the holders would have had the right, under the Series A Convertible Preferred Stock, to receive in cash at the time of the Company's merger with JFAX.COM. The Company has the right to require the Series B stockholders to accept JFAX.COM common stock at the closing of the merger in return for any shares of Series B Convertible Preferred Stock which they then own. The Series B Convertible Preferred Stock will be convertible into shares of the Company's common stock based on the average closing bid price of the Company's common stock for the 20 trading days beginning on April 7, 2000.

                                                                     SCHEDULE II

                           EFAX.COM AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                    Balance at  Charged to            Balance at
                                   Beginning of  Cost and  Deduction/   End of
                                      Period     Expenses  Write-off    Period
                                   ------------ ---------- ---------- ----------
Year Ended December 31, 1999:
  Accounts receivable allowance...     $277        $--       $ (15)      $262
                                       ====        ====      =====       ====
Year Ended December 31, 1998:
  Accounts receivable allowance...     $656        $--       $(379)      $277
                                       ====        ====      =====       ====
Year Ended December 31, 1997:
  Accounts receivable allowance...     $559        $133      $ (36)      $656
                                       ====        ====      =====       ====

                         j2 GLOBAL COMMUNICATIONS, INC.

        Unaudited Pro Forma Condensed Combining Statement of Operations

                      For the year ended December 31, 1999

                                  Historical
                         ------------------------------         Proforma    Proforma
                            JFAX       eFAX    Suretalk        Adjustments  Combined
                         ----------  --------  --------        ----------- ----------
                                   (in thousands, except per share data)
Revenue:
  Internet Services..... $    7,643  $  1,200  $   159          $    --    $    9,002
  Product...............        --     18,817      --      b     (18,817)         --
  Software and
   technology license
   fees.................        --      3,629      --                --         3,629
  Development Fees......        --      1,059      --      b      (1,059)         --
                         ----------  --------  -------          --------   ----------
    Total revenues......      7,643    24,705      159           (19,876)      12,631
Costs of Revenue:
  Internet Services.....      4,641     2,400      214    c,d     (1,088)       6,167
  Product...............        --     15,472      --      b     (15,472)         --
  Software and
   technology license
   fees.................        --        584      --                --           584
                         ----------  --------  -------          --------   ----------
    Total cost of
     revenue............      4,641    18,456      214           (16,560)       6,751
                         ----------  --------  -------          --------   ----------
    Gross profit
     (loss).............      3,002     6,249      (55)           (3,316)       5,880
Operating expenses:
  Sales and marketing...      6,354    19,972      308    b,c     (2,463)      24,171
  Research and
   development..........      1,828     6,188      458     b      (2,488)       5,986
  General and
   administrative.......      7,976     5,320    2,770    c,d       (249)      15,817
  Goodwill and other
   Intangibles..........        --        --       --      a       7,395        7,395
                         ----------  --------  -------          --------   ----------
    Total Operating
     Expenses...........     16,158    31,480    3,536             6,851       58,025
Loss from Continuing
 Operations.............    (13,156)  (25,231)  (3,591)          (10,167)     (52,145)
Basic and Diluted loss
 per common share from
 continuing operations.. $    (0.47)                                       $    (1.24)
                         ==========                                        ==========
Weighted average shares
 oustanding............. 28,098,994                                        42,133,717
                         ==========                                        ==========

--------
Notes

 (A) To adjust for goodwill and technology amortization as if the companies had been combined as of January 1, 1999

     Total goodwill and other intangibles

     eFAX...........................................................   $ 11,892
     Suretalk.......................................................     10,293
                                                                       --------
                                                                         22,185
     Proforma amortization period...................................    3 years
     Proforma goodwill amortization for 1999........................      7,395

 (B) To reclassify Product and development fee revenue and cost of revenue as a discontinued operation

     Revenues:
     Product revenue...............................................    $18,817
     Development fees..............................................      1,059
     Cost of revenue:
     Product.......................................................    (15,472)
     Development fees..............................................        --
     Sales and marketing...........................................     (1,790)
     Research and development......................................     (2,488)
                                                                      --------
     Net amount to be reclassified to discontinued operations......        126
                                                                      ========

 (C) To eliminate eFAX salary expense which would not be incurred after the acquisition

     Portion allocable to the following:
     Cost of service...............................................        353
     General and administrative....................................        984
     Sales and Marketing...........................................        673

 (D) Reclassification of cost of sales to conform to JFAX presentation

     General and administrative....................................        735

                         j2 GLOBAL COMMUNICATIONS, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                 For the Nine Months Ended September 30, 2000

                                                Historical
                                         -----------------------             Proforma       Proforma
                                            JFAX          EFAX              Adjustments     Combined
                                         ----------      -------             --------      ----------
                                                    (In thousands, except per share data)
Revenue:
  Internet Service                       $    9,139      $ 4,640             $    --       $   13,779
  Product                                        --        7,003    a        $(7,003)              --
  Software and Technology License Fees           --        2,977                  --            2,977
                                         ----------      -------             -------       ----------
    Total Revenues                            9,139       14,620              (7,003)          16,756
Costs of Revenue:
  Internet Service                            4,747        4,909   c,d        (1,728)           7,928
  Product                                        --        5,067    b         (5,067)               0
  Software and Technology License Fees           --          265                 --               265
                                         ----------      -------             -------       ----------
    Total Cost of Revenue                     4,747       10,241              (6,795)           8,193
                                         ----------      -------             -------       ----------
    Gross Profit                              4,392        4,379                (208)           8,563
Operating Expenses:
  Sales and Marketing                         7,167        5,399   c,d        (1,431)          11,135
  Research and Development                    2,120        3,394    c           (918)           4,596
  General and Administrative                 11,483        4,856   c,d          (117)          16,222
  Goodwill and Other Intangibles              2,942           --     a         2,616            5,558
                                         ----------      -------             -------       ----------
    Total Operating Expenses                 23,712       13,649                 150           37,511

Loss from Continuing Operations             (19,320)      (9,270)               (358)         (28,948)

Basic and Diluted Loss per Common Share
 from Continuing Operations              $    (0.54)                                       $    (0.60)

Weighted average shares outstanding      35,591,685                                        48,338,868

Notes

(A)  To adjust for goodwill and technology amortization as if the companies had combined as of January 1, 2000
     Total goodwill as reported in the combining condensed balance
     sheet                                                          10,464
     Proforma amortization period                                        3 years
     Proforma goodwill amortization for the nine months ended
     September 30, 2000                                              2,616

(B)  To reclassify Product revenue and cost of revenue as a
     discontinued operation
     Product Revenue                                                 7,003
     Cost of Product Revenue                                        (5,067)
                                                                    ------
     Net amount to be reclassified to discontinued operations        1,936
                                                                    ======

(C)  Reclassification of cost of sales to conform to JFAX
     presentation
     Portion allocable to the following:
     Cost of Service                                                   554
     Engineering                                                       918
     General and Administrative                                      1,050
     Sales and Marketing                                             1,673

(D)  Reclassification of cost of sales to conform to JFAX
     presentation
     General and Administrative                                        933
     Sales and Marketing                                               242
                                                                    ------
                                                                     1,175
                         j2 GLOBAL COMMUNICATIONS, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                              September 30, 2000

                                                      Historical
                                                 -------------------         Proforma      Proforma
                                                  JFAX         eFAX         Adjustments    Combined
                                                 -------      ------         --------      --------
                                                                  (in thousands)
                  ASSETS
                  ------
Current assets:
  Cash and Cash Equivalents                      $15,057      $  877         $    --       $15,934
  Short term Investments                           1,780          --              --         1,780
  Accounts Receivable                              1,369       1,546              --         2,915
  Inventories                                         --         504              --           504
  Notes Receivable                                 4,000          --  b        4,000         8,000
  Prepaid expenses and other current assets        2,739         539              --         3,278
                                                 -------      ------         -------       -------
    Total Current Assets                          24,945       3,466           4,000        32,411
Furniture, fixtures and equipment, net             6,090       1,939              --         8,029
Long term Investments                             13,650          --              --        13,650
Capitalized Software Costs                         1,800          --              --         1,800
Goodwill and other Intangibles                     7,498          --  a       10,464        17,962
Other Long term Assets                             1,372       3,270               0         4,642
                                                 -------      ------         -------       -------
                                                 $55,355      $8,675         $14,464       $78,494
                                                 =======      ======         =======       =======

    LIABILITIES, REDEEMABLE SECURITIES
         AND STOCKHOLDERS' EQUITY
    ----------------------------------
Current Liabilities:
  Accounts Payable and Accrued Expenses          $ 2,745      $3,116         $   900       $ 6,761
  Deferred Revenue                                   347       1,107              --         1,454
  Notes Payable                                       --       4,000  b       (4,000)           --
  Current Portion of Capital Lease Obligations       311          --              --           311
  Current Portion of Long Term Debt                1,316          --              --         1,316
  Other                                              283         413              --           696
                                                 -------      ------         -------       -------
    Total Current Liabilities                      5,002       8,636          (3,100)       10,538
Capital Lease Obligations                            229          --              --           229
Long Term Debt                                       719          --              --           719
Redeemable Common Stock                            7,065          --              --         7,065
Common Stock Subject to Put Option                   998          --              --           998
Total Stockholders' Equity (Deficiency)           41,342          39  a        8,889        50,270
                                                 -------      ------         -------       -------
                                                 $55,355      $8,675         $ 5,789       $69,819
                                                 =======      ======         =======       =======

Notes

(A) Purchase price of 12,805,307 shares and warrants at $.75 per share (November 29, 2000) is $9,603,980 in total consideration.

     Purchase Price                                                    $ 9,603
     Added estimated merger related transaction costs                      900
     Less fair value of assets in excess of liabilities assumed            (39)
                                                                       -------
     Total Goodwill and other intangibles acquired                     $10,464
                                                                       =======

(B)  Elimination of advances to EFAX as of September 30, 2000          $ 4,000

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Dated:  February 12, 2001


                                        JFAX.COM, Inc.
                                        (Registrant)


                                        By:  /s/ Nehemia Zucker
                                             ----------------------------
                                             Nehemia Zucker
                                             Chief Financial and Accounting
                                             Officer (Principal Financial
                                             and Accounting Officer)